Exhibit 10.14

TRex Bio, Inc.
2026 Employee Stock Purchase Plan

1.
Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.
Purpose of Plan

The Plan is intended to enable Eligible Employees to use payroll deductions to purchase shares of Stock in offerings under the Plan and thereby acquire an interest in the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code and is to be construed accordingly.

3.
Common Shares Subject to the Plan

Subject to adjustment pursuant to Section 16 of the Plan, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Purchase Rights granted under the Plan will be 275,775 shares (the “Initial Share Pool”). The Initial Share Pool will automatically increase on January 1 of each year during the term of the Plan, beginning in 2027, by the lesser of (i) one percent (1%) of the number of diluted stock outstanding as of the close of business on the immediately preceding December 31 (which, for this purpose, includes shares of Stock and unexercised pre-funded warrants to purchase shares of Stock) and (ii) the number of shares of Stock determined by the Board on or prior to such date for such year, up to a maximum of 3,033,529 shares in the aggregate (the Initial Share Pool, as it may be so increased, the “Share Pool”). The shares of Stock to be delivered upon exercise of Purchase Rights under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or previously issued Stock acquired by the Company. If any Purchase Right granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Purchase Right will not reduce the Share Pool and will again be available for purchase under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Purchase Rights granted under the Plan exceeds the number of shares then available in the Share Pool, the Administrator shall make a pro rata allocation of the shares remaining available for purchase under the Plan in as uniform a manner as is practicable and as it determines to be equitable. In such event, the Administrator shall notify each Participant of such reduction and of the effect on the Participant’s Purchase Rights and may reduce the rate of a Participant’s payroll deductions, if necessary.

4.
Eligibility
(a)
Eligibility Requirements. Subject to Section 13 of the Plan, and the exceptions and limitations set forth in Section 4(b), Section 4(c), and Section 6 of the Plan, or as may be provided elsewhere in the Plan or in any sub-plan contemplated by Section 23, each (i) Employee whose customary employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year; (ii) who customarily works twenty (20) hours or more per week; and (iii) who satisfies the requirements set forth in the Plan will be an Eligible Employee.
(b)
Five Percent Shareholders. No Employee may be granted a Purchase Right under the Plan if, immediately after the Purchase Right is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.
(c)
Additional Requirements. The Administrator may, for Offering Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in Section 4(a) above, in each case, consistent with the requirements of Section 423.
5.
Offering Periods

The Plan will generally be implemented by a series of separate offerings referred to as “Offering Periods.” Unless otherwise determined by the Administrator, the Offering Periods, with the exception of the Initial Offering Period, will be successive periods of approximately six (6) months commencing on the first Trading Day after the Offering Begin Date and ending approximately six (6) months later on the last Trading Day prior to the six-month anniversary of the Offering Begin Date. The “Offering Begin Dates” are expected to be May 21st and November 21st and the last Trading Day of each Offering Period will be a “Purchase Date.” The Administrator may change the Purchase Date, the Offering Begin Date, the ending date and the duration of each Offering Period, in each case, to the extent permitted by Section 423; provided, however, that no Offering Period may exceed twenty-seven (27) months.

6.
Purchase Right

Subject to the requirements and limitations set forth in Sections 4 and 10 of the Plan and the Maximum Share Limit, on the first day of an Offering Period, each Participant will automatically be granted a Purchase Right to purchase shares of Stock on the Purchase Date; provided, however, that no Participant will be granted a Purchase Right under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Purchase Right granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

7.
Method of Participation
(a)
Payroll Deduction and Participation Authorization. Each Employee who is an Eligible Employee determined in accordance with Section 4 immediately prior to the Initial Offering Period will be automatically enrolled in the Initial Offering Period at a contribution level equal to fifteen percent (15%) of the Eligible Employee’s Eligible Compensation, provided that each such automatically enrolled Eligible Employee must confirm such enrollment in the Initial

Offering Period, and may elect once to decrease his or her contribution rate for the Initial Offering Period, by delivering a payroll deduction and participation authorization to the Administrator within the period of time following the filing of an effective registration statement with respect to the Plan pursuant to Form S-8 as determined by the Administrator. To participate in an Offering Period after the Initial Offering Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Offering Period. Such an Eligible Employee will remain a Participant with respect to subsequent Offering Periods until his or her participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered not later than ten (10) calendar days prior to an Offering Begin Date, or such other time as specified by the Administrator.
(b)
Changes to Payroll Deduction Authorization for Subsequent Offering Periods. A Participant’s payroll deduction authorization will remain in effect for subsequent Offering Periods unless the Participant files a new authorization not later than ten (10) calendar days prior to the Offering Begin Date of the subsequent Offering Period (or such other time as specified by the Administrator) or the Participant’s Purchase Right is cancelled pursuant to Section 13 or Section 14 of the Plan.
(c)
Changes to Payroll Deduction Authorization for Current Offering Period. During an Offering Period, a Participant’s payroll deduction authorization may not be increased or decreased, except that a Participant may terminate his or her payroll deduction authorization by withdrawing from the Plan in accordance with Section 13 of the Plan.
(d)
Payroll Deduction Percentage. Each payroll deduction authorization will authorize payroll deductions as a whole percentage from one to fifteen percent (1% to 15%) of the employee’s Eligible Compensation per payroll period.
(e)
Payroll Deduction Account. All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.
8.
Method of Payment

A Participant must pay for shares of Stock purchased under the Plan with accumulated payroll deductions credited to the Participant’s Account.

9.
Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of a Purchase Righton each Purchase Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (i) the Fair Market Value of a share of Stock on the Offering Begin Date pursuant to Section 6 of the Plan (i.e., the first day of the Offering Period) and (ii) the Fair Market Value of a share of Stock on the Purchase Date pursuant to Section 10 of the Plan (i.e., the Purchase Date).

10.
Purchase of Shares
(a)
Purchase of Shares. Subject to the limitations set forth in Section 6 of the Plan and this Section 10, with respect to each Offering Period, on the applicable Purchase Date, each Participant will be deemed to have exercised his or her Purchase Right and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 5,000 shares of Stock may be purchased by a Participant on any Purchase Date, or such other number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”). As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a brokerage account in the name of the Participant. No fractional shares will be purchased under the Plan, unless otherwise determined by the Administrator; any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share will be refunded to the Participant as soon as administratively practicable.
(b)
Return of Account Balance. Any accumulated amount of payroll deductions in a Participant’s Account for an Offering Period that are not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Offering Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable. If the Participant’s accumulated payroll deductions on the Purchase Date of an Offering Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6 of the Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.
11.
Interest

No interest will accrue or be payable on any amount held in the Account of any Participant.

12.
Taxes

Payroll deductions will be made on an after-tax basis. The Administrator will have the right to make such provision as it deems necessary for, and may condition the purchase on, the satisfaction of its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules.

13.
Cancellation and Withdrawal

A Participant who has been granted a Purchase Right under the Plan may (i) withdraw completely from the Plan and terminate his or her participation in the Plan by notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator (a “Withdrawn Participant”) or (ii) reduce his or her withholding rate for the current Offering Period to zero (0%/$0), as described below, but remain eligible to exercise his or her outstanding Purchase Right on the Purchase Date (a “Fully-Reduced Participant”). To be effective with respect to an upcoming Purchase Date, such withdrawal or reduction notice must be delivered not later than seven (7) calendar days prior to such Purchase Date (or such other time as specified by the Administrator). The balance in the Account of a Withdrawn Participant will be returned to such Participant, without interest, as soon as administratively practicable thereafter. Each of a Withdrawn Participant and Fully-Reduced Participant will be treated as having terminated his or her payroll deduction authorization and canceled his or her participation in the Plan as to all future Offering Periods, unless the Participant delivers a new payroll deduction authorization for a subsequent Offering Period in accordance with the rules of Section 7(b) of the Plan.

14.
Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason (including the death of a Participant during an Offering Period prior to an Purchase Date) or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Purchase Right held by the Participant under the Plan will be canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

15.
Equal Rights; Participant’s Rights Not Transferable

All Participants granted Purchase Rights in an offering under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423. Any Purchase Right granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Purchase Right granted to the Participant under the Plan may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

16.
Change in Capitalization; Corporate Transaction
(a)
Change in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the aggregate number and type of shares of stock available under the Plan, the number and type of shares of stock granted under any outstanding Purchase Rights, the maximum number and type of shares of stock purchasable under any outstanding Purchase Rights, and/or the Purchase Price under any outstanding Purchase Right, in any case, in a manner that complies with Section 423.
(b)
Corporate Transaction. In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Purchase Right will be assumed or exchanged for a substitute Purchase Right granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation; (ii) cancel each outstanding Purchase Right and return the balances in Participants’ Accounts to the Participants; and/or (iii) pursuant to Section 18 of the Plan, terminate the Offering Period on or before the date of the proposed sale, merger or similar transaction.
17.
Administration

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan; to determine eligibility under the Plan; to prescribe forms, rules and procedures relating to the Plan; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made with respect to the Plan are conclusive and bind all persons.

The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.

18.
Amendment and Termination of Plan
(a)
Amendment. The Administrator reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption.
(b)
Termination. The Administrator reserves the right at any time or times to suspend or terminate the Plan. In connection therewith, the Administrator may provide, in its sole discretion, either that outstanding Purchase Rights will be exercisable on the Purchase Date for the applicable Offering Period or on such earlier date as the Administrator may specify (in which case such earlier date will be treated as the Purchase Date for the applicable Offering Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.
19.
Approvals

Shareholder approval of the Plan will be obtained prior to the date that is twelve (12) months after the date of Board approval. In the event that the Plan has not been approved by the shareholders of the Company prior to September 30, 2027, all Purchase Rights to purchase shares of Stock under the Plan will be cancelled and become null and void.

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20.
Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by a Purchase Right granted hereunder until such Purchase Right has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

21.
Restrictions on Transfer; Information Regarding Disqualifying Dispositions.
(a)
Restrictions on Transfer. Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation or such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.
(b)
Dispositions. By electing to participate in the Plan, each Participant agrees to provide such information about any transfer or disposition of Stock acquired under the Plan in order to assist it in complying with applicable tax laws.
22.
Miscellaneous
(a)
Waiver of Jury Trial. By electing to participate in the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or with respect to any Purchase Right, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By electing to participate in the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or in respect of any Purchase Right to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving a Purchase Right hereunder.
(b)
Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any Purchase Right to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any Purchase Right.
(c)
Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Purchase Right. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
23.
Establishment of Sub-Plans

Notwithstanding the foregoing or any provision of the Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering and/or provide for separate offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

24.
Governing Law
(a)
Certain Requirements of Corporate Law. Purchase Rights and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(b)
Other Matters. Except as otherwise provided by the express terms of a sub-plan described in Section 23 or as provided in Section 24(a), the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Purchase Rights under the Plan and all claims or disputes arising out of or based upon the Plan or any Purchase Rights or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)
Jurisdiction. By electing to participate in the Plan, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Purchase Right; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Purchase Right, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Option or the subject matter thereof may not be enforced in or by such court.
25.
Effective Date and Term

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Company; (ii) the issuance of all shares of Stock available for issuance under the Plan; and (iii) the day before the ten- (10) year anniversary of the date the Board approves the Plan.

* * * *

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its employees.

“Account”: A notional payroll deduction account maintained in the Participant’s name on the books of the Company.

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee of the Board, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”: The board of directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: TRex Bio, Inc., a Delaware corporation.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan. For the avoidance of doubt, any Subsidiary of the Company, whether or not a Subsidiary on the Effective Date, shall be eligible to be designated as a Designated Subsidiary hereunder.

“Effective Date”: The date set forth in Section 25 of the Plan.

“Eligible Compensation”: Regular base salary and regular base wages (excluding, for the avoidance of doubt, any long-term or equity-based incentive payments or awards). Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

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“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt, independent contractors and consultants are not “Employees”.

“Fair Market Value”:

(i) If the Stock is readily traded on an established national exchange or trading system (including the Nasdaq Global Market), the closing price of a share of Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of a share of Stock for the immediately preceding day that is a trading day.

(ii) If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for shares of Stock where the bid and ask prices are quoted.

(iii) If the Stock cannot be valued pursuant to clauses (i) or (ii), the value as determined in good faith by the Board in its sole discretion.

“Initial Offering Period” means the Offering Period commencing on the pricing date of the Company’s initial public offering of Common Stock and ending on the last Trading Day prior to May 20, 2027, unless other determined by the Administrator.

“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.

“Offering Period”: An offering period established in accordance with Section 5 of the Plan.

“Purchase Right”: A purchase right granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to participate in an Offering Period under the Plan.

“Plan”: The TRex Bio, Inc. 2026 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Offering Period on which a Participant will be deemed to have exercised the Purchase Right granted to him or her for such Offering Period.

“Purchase Price”: The price per share of Stock with respect to an Offering Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.

A-2

“Trading Day”: Any day on which the established national exchange or trading system (including the Nasdaq Global Market) on which the Stock is traded is available and open for trading.

A-3